CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the 20th day of February, 2012 (the “Effective Date”), by and between DOCUMENT SECURITY SYSTEMS, INC. (“DSS” or “Company”) and ipCAPITAL GROUP, INC. (“Consultant”).

RECITALS:

WHEREAS, Consultant is engaged in business of digital business and intellectual property consulting;

WHEREAS, Company is engaged in the business of, among other things, developing, licensing and selling anti-counterfeiting technologies, processes, services and products providing protection against a wide range of security threats, including forgery, counterfeiting and unauthorized copying, scanning and photo imaging;

WHEREAS, Company desires to retain Consultant to provide the consulting services (as defined in Section 2(a), below) set forth in this Agreement; and

WHEREAS, Company and Consultant recognize that in the course of providing the consulting services, Consultant will be exposed to and have access to certain confidential information of Company and that there is a need for Company to protect such confidential information from unauthorized use and disclosure.

PROVISIONS:

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration the receipt and sufficiency of which are expressly acknowledged, the parties hereby agree as follows:

1.         Appointment. By this Agreement, the Company appoints Consultant, and Consultant accepts such appointment, to provide advice and consulting services to the Company, in accordance with the terms and conditions of this Agreement.

2.          Duties and Responsibilities.

(a)  Services. During the term of this Agreement Consultant shall perform the services described in this Section 2(a) (collectively, the “Services”):

(i)	Ongoing Consulting Services with respect to DSS:

•	Provision of strategic advice to DSS senior management on development of DSS Digital Group infrastructure and business (cloud computing).

(b) Hours of Consulting. Consultant shall devote whatever time Consultant deems necessary to performance of the Services during the Term.

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(c) Scheduling. The Consultant will develop and maintain a detailed schedule for completion of Services. The schedule will consist of a written work plan showing activities to be performed and their sequence.

3.          Term and Termination.

(a) Term. Unless earlier terminated as provided in this Section 3, the term (“Term”) of this Agreement shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date, unless earlier terminated by mutual agreement of the parties or in accordance with Sections 3(b) or 3(c) hereunder.

(b) Breach with Right to Cure. Either party may terminate this Agreement in the event the other party materially breaches this Agreement and fails to cure such breach within fifteen (15) days after receiving written notice of such breach.

(c) Breach of Representations and Warranties. Company may terminate this Agreement immediately upon notice to Consultant in the event of any breach by Consultant of Section 5 hereof, or of any material provision of any non-disclosure agreement (“NDA”) currently in effect between the parties.

(d) Survival. Upon termination of this Agreement the provisions of Sections 5 and 6(b) hereof, and any other provision that by its nature survives termination of this Agreement, shall survive termination of this Agreement.

4.          Compensation and Expenses.

(a) Compensation. In consideration for Consultant’s performance of the Services described in Sections 2(a)(i) hereof during the Term of this Agreement, Company shall compensate Consultant by issuing a five-year warrant (the “Warrant”) to purchase up to 200,000 shares of DSS Common Stock (the “Warrant Stock”) at a price of $4.50 per share (the “Warrant Price”), to vest in equal installments of 33 1/3% on each of the first, second and third anniversaries following the issuance date of the Warrant. A copy of the form Warrant is annexed hereto as Exhibit A.

(b) Expenses. The Company may reimburse Consultant, in its discretion, for all reasonable and necessary business and travel expenses actually incurred by Consultant in performing the Services, subject to receipt of a written request for reimbursement, accompanied by appropriate supporting documentation. Consultant may request reimbursement not more frequently than once every month during the Term of this Agreement.

(c) Withholding; Benefits. All fees payable to Consultant under this Agreement shall be made in full, and without any withholding, deduction, or offset of any state or federal withholding taxes, FICA, SDI, or income taxes, nor shall the Company be obligated to pay any of Consultant’s employees’ taxes. Consultant hereby covenants and agrees that he shall be solely responsible for all taxes, withholding, FICA, SDI, and other similar items (both employee and employer portions) with respect to all fees paid by the Company under this Agreement, and agrees to indemnify and hold the Company harmless with respect to such taxes and withholding.

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5.          Confidential Information.

(a) Definition of Confidential Information. “Confidential Information” means any and all patents, patents-pending, source-code, trade secrets, know-how, confidential knowledge, customer information, financial information, or any other proprietary information existing as of the date of this Agreement, or thereafter developed, pertaining to Company, its affiliates and subsidiaries, or any of their respective existing or prospective clients, customers, or consultants. By way of illustration but not limitation, “Confidential Information” includes (i) inventions, ideas, concepts, improvements, discoveries, trade secrets, processes, data, programs, knowledge, know-how, designs, techniques, formulas, test data, computer code, other works of authorship and designs whether or not patentable, copyrightable, or otherwise protected by law; (ii) information regarding research, development, new products and services, marketing plans and strategies, merchandising and selling, business plans and processes, data models, strategies, forecasts, projections, profits, investments, operations, financings, records, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) identity, requirements, preferences, practices and methods of doing business of specific parties with whom a party transacts business, and information regarding the skills and compensation of employees of such party and independent contractors performing services for such party.

(b) Confidentiality Obligations. Consultant acknowledges that irreparable injury and damage will result from disclosure of the Confidential Information to third parties or its use for purposes other than those connected with the Services. Consultant agrees, indefinitely:

(i)          To hold the Confidential Information in strictest confidence.

(ii)         Not to disclose Confidential Information to any third party except as specifically authorized herein or as specifically authorized by Company, and to use all precautions necessary to prevent the unauthorized disclosure of the Confidential Information, including without limitation, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons to the Confidential Information.

(iii)        Not to make or use any copies, synopses or summaries of oral or written material made available by Company to Consultant, except as are necessary to carry out Consultant’s duties and/or obligations as a Consultant.

(iv)       In the event of disclosure in accordance with Section 5(b)(ii) hereof, to limit disclosure to persons with a bona fide need to know the Confidential Information, to communicate to all persons to whom such Confidential Information is made available the strictly confidential nature of such Confidential Information and to obtain from all such persons an agreement in writing to be bound by the restrictions imposed by this Agreement.

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(v)          In the event Consultant is required by law to disclose such Confidential Information, to provide Company with prompt written notice of such requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; in the event that such protective order or other remedy is not obtained, or that Company waives compliance with the provisions of this Agreement in writing, to furnish only that portion of Confidential Information that is legally required and to use its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information to be disclosed.

(vi)          To the extent that the terms of this Section 5 conflict with those contained in any previous NDA issued between the parties, the terms of the NDA shall govern.

(c) Return of Confidential Information. Upon Company's request and upon the termination of this Agreement, Consultant will promptly return to Company all written material and other documentation which includes any of the Confidential Information, and will, at Company's request, provide Company with a written certification that Consultant has done so.

(d) Unauthorized Disclosure of Confidential Information. If it appears that Consultant has disclosed, or has threatened to disclose, any Confidential Information in violation of this Section, Company shall be entitled to an injunction to restrain Consultant from disclosing, in whole or in part, such information as a result of Consultant’s violation of this Section. Company shall not be prohibited by this provision from pursuing all other legal and equitable remedies available, including a claim for losses and damages.

6.          Representations and Warranties; Indemnification.

(a) Consultant hereby represents and warrants to Company as follows:

(i)           Consultant is authorized to enter into this Agreement and perform as contemplated herein;

(ii)          Consultant will perform hereunder in compliance with all applicable U.S. and international laws;

(iii)         That Services will be performed in a diligent and professional manner, consistent with generally accepted industry standards;

(iv)        That to the best of Consultant’s knowledge, the Services will not violate any trademark, trade secret, copyright, patent or other intellectual property right of any third party;

(v)         That Consultant’s performance under this Agreement will not violate any contract, agreement, or other document to which Consultant is subject.

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(b) Consultant will defend, indemnify and hold harmless Company from and against any and all claims, actions, demands, liabilities, losses, damages, judgments, settlements, costs and expenses (including reasonable attorneys' fees) (any or all of the foregoing hereinafter referred to as "Losses") insofar as such Losses (or actions in respect thereof) arise out of or are based on (i) the acts or omissions of Consultant, or (ii) a material breach of any representation, warranty or covenant made by Consultant hereunder or in any NDA previously executed by the parties.

7.          General.

(a) Notices. All notices under this Agreement may be given by personal delivery, by nationally recognized overnight courier, or by certified mail, return receipt requested, enclosed in a duly post-paid envelope and addressed to the post office address of the party to receive the address provided by the party to receive notice. Any notice to Company sent pursuant to this Section shall be addressed to the Chief Executive Officer.

(b) Independent Contractor. Consultant is, and at all times will be, an independent contractor. Nothing in this Agreement shall be deemed to create an employer/employee, principal/agent, or joint venture relationship. Unless expressly agreed to in writing, neither party has the authority to enter into any contracts on behalf of the other party or otherwise act on behalf of the other party.

(c) Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to New York’s conflicts of law principles. The federal and state courts residing in Monroe County, New York shall have exclusive jurisdiction over any claim brought under this Agreement, and the parties hereby irrevocably consent to the personal jurisdiction of such courts.

(d) Entire Agreement. This Agreement shall constitute the entire agreement between the parties and supersedes and replaces all other agreements oral and written with respect to its subject matter. This Agreement may not be modified, amended or terminated except by a writing signed by all parties to it.

(e) Assignment. Consultant may not assign any of its rights or obligations under this Agreement to any other person or entity (including any subcontractor). All of the terms and conditions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective successors and assigns of the parties. Any attempted assignment in conflict with the terms herein shall be deemed null and void.

(f) Remedies. The parties acknowledge that the financial hardship to a non-defaulting party as a result of breach of this Agreement may be difficult or impossible to measure in dollars and that no remedy at law will be adequate to compensation the non-breaching party for such violation; therefore, in any action to enforce this Agreement, a party shall be entitled to preliminary, temporary or permanent injunctive relief and the other party waives the defense of adequate remedy at law, acknowledging that no such remedy exists. In the event of litigation to enforce the terms of this Agreement, the losing party agrees to pay the substantially prevailing party's costs and expenses incurred including, without limitation, reasonable attorneys' fees, expert witness fees and disbursements. Each and all of the rights and remedies provided for in the Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or any right or remedy allowed in law or in equity.

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(g) Waiver. No waiver by Company of any failure by Consultant to keep or perform any promise of condition of this Agreement shall be a waiver of any proceeding or succeeding breach of the same or any other promise or condition. No waiver of Company of any right shall be construed as a waiver of any other right.

(h) Severability. If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute one and the same Agreement. A signature delivered on any counterpart by email PDF, facsimile or other electronic means will be deemed an original signature to this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Effective Date.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick Whtie
Patrick White, CEO

IpCAPITAL GROUP, INC. (CONSULTANT)

By:	/s/ John Cronin
Name: John Cronin
Title: Managing Director and Chairman

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Exhibit A

Form of Warrant

(Attached)

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